Exhibit 10.63
Amended and Restated Non-Employee Director Compensation Policy
The following non-employee director compensation shall apply to all non-employee directors of the Company.
•Each non-employee director will receive an annual cash retainer in the amount of $50,000 per year.
•The Chairperson of the Board will receive an additional annual cash retainer in the amount of $40,000 per year.
•The chairperson of the audit committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.
•The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee.
•The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $11,250 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.
•Each non-employee directors will receive a stock option grant with an initial grant equal 90,000 shares of the Company’s common stock upon a director’s initial appointment or election to the Board of Directors, vesting quarterly over a 3 year period and an annual stock option grant equal 90,000 shares of the Company’s common stock on the date of each annual stockholder’s meeting thereafter, fully vesting in one year from the date of grant.
Rev Feb 25, 2021